UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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First Commonwealth Financial Corporation

(Name of Registrant as Specified in its Charter)

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FIRST COMMONWEALTH FINANCIAL CORPORATION

601 Philadelphia Street

Indiana, Pennsylvania 15701

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS

April 15, 2026

The following information updates and supplements First Commonwealth Financial Corporation’s (“we” or “us”) definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on March 19, 2026 (the “Proxy Statement”) regarding the 2026 Annual Meeting of Shareholders to be held on Tuesday, April 28, 2026 (the “Annual Meeting”). To the extent the information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current. This supplement should be read in conjunction with the Proxy Statement. Capitalized terms used herein and not otherwise defined have the meanings provided in the Proxy Statement.

On April 15, 2026, we announced the hiring of Ryan L. Gorney to the position of Executive Vice President and Chief Information Officer. Ryan L. Gorney is the son of Director and Chairman Jon L. Gorney. Upon Ryan Gorney’s employment, which is expected to begin on or around April 27, 2026, Jon L. Gorney will no longer be considered an independent director under the rules of the New York Stock Exchange. We anticipate that Jon L. Gorney will continue to serve as Chairman and that the Board of Directors will appoint a Lead Independent Director to preside at meetings of the non-management directors.

As disclosed in the Proxy Statement, Jon L. Gorney’ term as a Director expires at the Annual Meeting, and our Board of Directors has nominated Mr. Gorney for election to our Board of Directors at the Annual Meeting.

The Board of Directors continues to recommend that you vote “FOR ALL” nominees for director named in the Proxy Statement.

Except as described above, this supplement does not amend or otherwise modify the Proxy Statement, the proposals to be acted on at the Annual Meeting or the recommendations of the Board of Directors in relation thereto. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. You retain the power to revoke your proxy or change your vote at any time before it is voted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2026: The Notice of Annual Meeting and Proxy Statement and the 2025 Annual Report are available at: www.envisionreports.com/FCF.